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FOR MORE INFORMATION                              FOR IMMEDIATE RELEASE

Contact:  Clement B. Knapp, Jr.
          President
          (219) 836-5870

Date:     October 28, 1996



                       AMB Financial Corp.
 Announces Stock Repurchase Program and Payment of Cash Dividend


     MUNSTER, Indiana, October 28, 1996 -- AMB Financial Corp., (Nasdaq Small Cap Market: AMFC) the holding company for American Savings, FSB (the "Bank") announced that the Company intends to repurchase approximately 4% of the outstanding shares of common stock in the open market over a six month period in order to fund the Company's Recognition and Retention Plan. The shares will be purchased at prevailing market prices from time to time depending upon market conditions.

     Clement B. Knapp, Jr., President of the Company, stated, "By using repurchased stock to fund our Plan, stock ownership by our shareholders will not be diluted."

     AMB Financial Corp., also announced that the Corporation will pay a cash dividend of $.06 per share. The dividend will be payable on November 28, 1996 to shareholders of record on November 15, 1996.

     American Savings, FSB serves Lake County, Indiana through four retail offices. As of September 30, 1996, the Company had assets of $83.5 million, deposits of $64.4 million and shareholders' equity of $16.2 million. At September 30, 1996, the Company had 1,124,125 outstanding shares.